STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Contact:

Thomas DeByle, CFO

                    FOR IMMEDIATE RELEASE

(603) 893-9701

e-mail:  InvestorRelations@Standex.com

STANDEX REPORTS 10.2% SALES GROWTH
IN THIRD QUARTER FISCAL 2013

•

Organic Sales Up 1.0% and Growth From Acquisitions up 9.3%

•

Reports $0.76 in EPS from Continuing Ops, and $0.74 in Non-GAAP EPS from Continuing Ops

SALEM, NH – April 30, 2013 . . . . Standex International Corporation (NYSE:SXI) today reported financial results for the third quarter ended March 31, 2013.

Third Quarter Fiscal 2013 Results from Continuing Operations

▪

Net sales increased 10.2% to $166.0 million from $150.7 million in the third quarter of fiscal 2012.

▪

Income from operations was $11.7 million compared with $15.6 million in the third quarter of fiscal 2012.  Operating income for the third quarter of 2013 included, pre-tax, $1.1 million of restructuring charges, legal settlement expense of $2.8 million related to our Food Service Equipment Group, and a $2.3 million benefit relating to the discontinuation of a retiree life insurance benefit.  The third quarter of 2012 included, pre-tax, $0.2 million of restructuring charges and a $4.8 million gain on the sale of real estate.  Excluding these items from both periods, the Company reported non-GAAP third-quarter fiscal 2013 operating income of $13.3 million compared with $11.0 million in the year-earlier quarter, an increase of 21.0%.

▪

Net income from continuing operations was $9.7 million, or $0.76 per diluted share, including, after tax, $0.8 million of restructuring charges, $2.0 million in legal settlement expenses, a $1.6 million benefit relating to the discontinuation of a retiree life insurance benefit, and $1.4 million in discrete tax benefits.  This compares with third quarter 2012 net income from continuing operations of $11.5 million, or $0.90 per diluted share, which included, after tax, $0.2 million of restructuring charges, a $3.3 million gain on the sale of real estate and $0.3 million in discrete tax benefits.  Excluding the aforementioned items from both periods, non-GAAP net income from continuing operations increased 17% to $9.4 million, or $0.74 per diluted share, from $8.1 million, or $0.63 per diluted share, in the third quarter of fiscal 2012.

▪

EBITDA (earnings before interest, income taxes, depreciation and amortization) was $15.4 million compared with $19.0 million in the third quarter of fiscal 2012.  Excluding the previously mentioned items from both periods, EBITDA increased 17.6% to $17.0 million from $14.4 million in the third quarter of fiscal 2012.

▪

Net working capital (defined as accounts receivable plus inventories less accounts payable) was $138.3 million at the end of the third quarter of 2013, compared with $114.8 million a year earlier.  Working capital turns were 4.8 for the third quarter of fiscal 2013, compared with 5.3 turns in the third quarter of fiscal 2012.

▪

The Company’s net debt (defined as short-term debt plus long-term debt less cash) of $40.7 million compares with net debt of $28.9 million at December 31, 2012.

A reconciliation of net income, earnings per share and net income from continuing operations from reported GAAP amounts to non-GAAP amounts is included later in this release.

Management Comments

“We grew sales and operating income in the quarter despite softening demand in certain end user segments and the fact that the current quarter had approximately 3% fewer shipping days as compared to the prior year quarter,” said President and CEO Roger Fix.  “We achieved sales growth of 10.2%, which included 1.0% of organic sales growth, 9.3% from acquisitions and a slight negative foreign exchange effect.  Revenue was affected by push-outs on the refrigeration side of our food service segment as a result of the prolonged winter weather.  In addition, customer demand continued to be soft on the hot-side of that business.  We remain enthusiastic about our Meder acquisition in the Electronics segment, which contributed strongly to both sales and profitability.  Non-GAAP income from continuing operations increased by 21% year-over-year, demonstrating the continuing strength of our operating model.  Our Electronics and Engineering Technologies segments reported double-digit increases in operating income.”

Segment Review

Food Service Equipment Group sales decreased 1.5% year-over-year, with operating income down 17.6%.

“We experienced softer demand on the refrigeration side of the business during the quarter as a result of the prolonged winter weather that caused customers to delay new store openings and remodeling,” said Fix.  “In addition, general consumer uncertainty caused customers on the hot side of the business to delay equipment purchases.  Operating income was down due to the deleveraging effect of the lower volume, warranty expenses at our beverage dispensing business, a higher mix of lower-margin customers and significantly higher marketing expenses than in the year-ago quarter due to our participation in the biannual North American Association of Food Equipment Manufacturers exhibition.”

“We continue to be successful in expanding our customer base in the dollar store segment, and in the third quarter we received a commitment from a large dollar store chain for $5 to $8 million of incremental annual sales during the next 12 months,” said Fix.  “We also had key customer wins with our rack refrigeration and value line offerings during the quarter.  We re-launched a new value-engineered refrigerated merchandising cabinet product line late in the third quarter with new features and a lower price point.  This product line had been primarily used in retail drug stores, but we expect our customer base for this line will now expand to the dollar store segment and the dealer channel.1  We believe these actions will allow us to take market share and improve margins.1”

“On the Cooking Solutions side of the business, demand continued to be soft in the retail grocery segment in the UK and US,” added Fix.  “Overall, replacement business on the cooking side was soft due to sluggish consumer sales at our customers.  During the quarter we opened a new Culinary Development Center in Texas that is being used for customer testing, demonstration, menu development and training.  We expect this will have a positive impact on our sales process.1  We have been very pleased with the response to the Center by our customers.”

“Our customer fabrication businesses reported double-digit increases in sales and bookings,” said Fix.  “We are capitalizing on new products that have been introduced in the past few years, particularly in the convenience store segment.  We also have done a good job in expanding new dealer buying group channels.”

Engraving Group sales decreased 0.9% year-over-year, with operating income down 28.6%.

“Strong mold texturizing sales in Europe, China and Australia was offset by continued softness in North America,” said Fix.  “A greater mix of lower-margin non-automotive sales in North America had a negative effect on operating income in the quarter.  Based on the schedule for major platform launches, we expect a record year in our North America mold texturizing business in fiscal 2014 with some softening in Europe.1”

“We experienced significant disruption and incremental expenses associated with the relocation of our facility in Brazil, where we see good future opportunities.  We believe that the bulk of this is behind us, but some disruption to shipments and extra relocation costs will continue into Q4.1  We’re on track to open our larger facility in Queretaro, Mexico in the first quarter of fiscal 2014.  Queretaro has become a growing center for automotive production and a number of OEMs, tool makers and tier 1 auto interior suppliers are opening plants in this region.  Our new Korean facility is ramping up production of molds as planned, and is being well received by customers.  We plan to open our fourth facility in India by the end of the fiscal year as planned.1”

Engineering Technologies Group sales grew 4.4% year-over-year, while operating income increased by 10.6%.

“During the quarter growth in the space sector and the land-based turbine market offset continued softness in oil and gas,” said Fix.  “In addition to strong sales to our large land-based turbine customer, we have been successful in our efforts to diversify our customer base in this market and are seeing increased demand from other large gas turbine customers.  We expect strong sales from this market through the first quarter of fiscal 2014, but we have very limited visibility beyond that.1  We expect that the oil and gas market, which is highly project-driven, will remain soft for the remainder of the calendar year.1   In the aviation market we’re making good progress in our efforts to capitalize on demand for wing-based jet engine components and have received several development contracts.  We also expect to capitalize on good long-term opportunities in the market for jet engine lipskins.1”

The Electronics Products Group reported 132.1% year-over-year sales growth, with operating income increasing 114.7%.

“We continue to be enthusiastic about the contributions from our Meder acquisition,” said Fix.  “During the quarter we began to see the initial sales resulting from cross-selling opportunities and expect solid sales synergies to continue to develop from our combined product portfolio over the next fiscal year.1  We also expect that our cost synergies will be significantly higher than we first anticipated, with facility rationalization savings to be at the high end of our initial $1 to $1.5 million range and procurement savings now expected to be to be about $2.5 million for total cost synergies of about $4 million.1  At the legacy business, we continue to be enthusiastic about our robust pipeline of new products and customer programs that we expect will contribute to revenue in future quarters.1”

The Hydraulics Products Group reported a 2.3% year-over-year sales decline, while operating income decreased 6.9%.

“During the quarter we saw improvement in the North American dump trailer systems market as a result of the housing rebound and oil and gas market demand in certain geographies,” said Fix.  “We’re also seeing very good growth in the roll-off waste container market and we are expanding capacity at our Tianjin, China facility as a result.  We also see excellent new growth opportunities in the garbage truck refuse market, which takes us into the residential area for the first time.  We already have received a commitment from one customer to supply all of their aftermarket parts with our new products for this market.  Looking at the international business, we continued to experience weak demand from Mexico, Australia and South America due to economic conditions.”

Business Outlook

“We are cautiously optimistic as we enter the final quarter of the fiscal year,1” said Fix.  “Our top- and bottom-line results for the first three quarters of fiscal 2013 demonstrate the success of our organic and acquisition growth strategy and the effectiveness of our operating model.  We continue to introduce new products and technologies across each of our operating segments in order to penetrate new end user and geographic markets.  The accretion thus far and the enthusiastic customer response to our Meder acquisition are also proving the success of our acquisition strategy.  Going forward, we are confident that we have the right strategy to continue to grow sales, increase profitability and generate long-term shareholder value.1”

Conference Call Details

Standex will host a conference call for investors today, April 30, 2013 at 10:00 a.m. ET.  On the call, Roger Fix, president and CEO, and Thomas DeByle, CFO, will review the Company’s financial results and business and operating highlights.  Investors interested in listening to the webcast should log on to the “Investor Relations” section of Standex’s website, located at www.standex.com.  The Company's slide show accompanying the webcast audio also can be accessed via its website.  To listen to the playback, please dial (888) 286-8010 in the U.S. or (617) 801-6888 internationally; the passcode is 28170872.  The replay also can be accessed in the “Investor Relations” section of the Company’s website, located at www.standex.com.

Use of Non-GAAP Financial Measures

EBITDA, which is "Earnings Before Interest, Taxes, Depreciation and Amortization," non-GAAP income from operations, non-GAAP net income from continuing operations and free cash flow are non-GAAP financial measures and are intended to serve as a complement to results provided in accordance with accounting principles generally accepted in the United States.  Standex believes that such information provides an additional measurement and consistent historical comparison of the Company's performance.  A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in this news release.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Food Service Equipment Group, Engineering Technologies Group, Engraving Group, Electronics Products Group, and Hydraulics Products Group with operations in the United States, Europe, Canada, Australia, Singapore, Mexico, Brazil, Argentina, Turkey, South Africa, India and China. For additional information, visit the Company's website at www.standex.com.

1 Safe Harbor Language

Statements in this news release include, or may be based upon, management's current expectations, estimates and/or projections about Standex's markets and industries. These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict. Among the factors that could cause actual results to differ are the impact of implementation of government regulations and programs affecting our businesses, unforeseen legal judgments, fines or settlements, uncertainty in conditions in the financial and banking markets, general domestic and international economy including more specifically increases in raw material costs, the ability to substitute less expensive alternative raw materials, the heavy construction vehicle market, the ability to continue to successfully implement productivity improvements, increase market share, access new markets, introduce new products, enhance our presence in strategic channels, the successful expansion and automation of manufacturing capabilities and diversification efforts in emerging markets, the ability to continue to achieve cost savings through lean manufacturing, cost reduction activities, and low cost sourcing, effective completion of plant consolidations, successful completion and integration of acquisitions and the other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2012, which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by the Company with the Securities and Exchange Commission. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.

Standex International Corporation
Consolidated Statement of Operations

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Net sales	$165,970	$150,666	$517,985	$464,840
Cost of sales	113,419	102,499	349,899	313,657
Gross profit	52,551	48,167	168,086	151,183

Selling, general and administrative expenses	39,754	37,149	120,175	108,452
Gain on sale of real estate	-	(4,776)		(4,776)
Restructuring costs	1,075	229	2,295	1,452

Income from operations	11,722	15,565	45,616	46,055

Interest expense	643	646	1,869	1,546
Other (income) expense, net	209	(7)	79	(292)
Total	852	639	1,948	1,254

Income from continuing operations before income taxes	10,870	14,926	43,668	44,801
Provision for income taxes	1,199	3,401	11,046	11,380
Net income from continuing operations	9,671	11,525	32,622	33,421

Income (loss) from discontinued operations, net of tax	(110)	(2,405)	(270)	(16,459)

Net income	$9,561	$9,120	$32,352	$16,962

Basic earnings per share:
Income from continuing operations	$0.77	$0.92	$2.60	$2.67
Loss from discontinued operations	(0.01)	(0.19)	(0.02)	(1.31)
Total	$0.76	$0.73	$2.58	$1.36

Diluted earnings per share:
Income from continuing operations	$0.76	$0.90	$2.55	$2.62
Loss from discontinued operations	(0.01)	(0.19)	(0.02)	(1.29)
Total	$0.75	$0.71	$2.53	$1.33

Standex International Corporation
Condensed Consolidated Balance Sheets

	March 31,	June 30,
	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$ 30,209	$ 54,749
Accounts receivable, net	99,806	99,432
Inventories, net	94,652	73,076
Prepaid expenses and other current assets	8,354	6,255
Income taxes receivable	4,760	3,568
Deferred tax asset	12,905	12,190
Total current assets	250,686	249,270

Property, plant, and equipment, net	96,825	82,563
Goodwill	112,435	100,633
Intangible assets, net	26,320	19,818
Deferred tax asset	3,351	6,618
Other non-current assets	18,916	20,909
Total non-current assets	257,847	230,541

Total assets	$ 508,533	$ 479,811

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term debt	$ 326	$ --
Accounts payable	56,139	62,113
Accrued liabilities	42,466	51,124
Income taxes payable	1,573	3,548
Total current liabilities	100,504	116,785

Long-term debt	70,570	50,000
Accrued pension and other non-current liabilities	64,416	70,119
Total non-current liabilities	134,986	120,119

Stockholders' equity:
Common stock	41,976	41,976
Additional paid-in capital	36,474	34,928
Retained earnings	534,562	505,163
Accumulated other comprehensive loss	(71,234)	(75,125)
Treasury shares	(268,735)	(264,035)
Total stockholders' equity	273,043	242,907

Total liabilities and stockholders' equity	$ 508,533	$ 479,811

Standex International Corporation and Subsidiaries
Statements of Consolidated Cash Flows
	Nine Months Ended March 31,
	2013	2012
Cash Flows from Operating Activities
Net income	$32,352	$16,962
Income (loss) from discontinued operations	270	16,459
Income from continuing operations	32,622	33,421

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,626	10,146
Stock-based compensation	2,808	2,818
Gain from sale of real estate	0	(4,776)
Contributions to defined benefit plans	(4,161)	(957)
Net changes in operating assets and liabilities	(23,455)	(17,523)
Net cash provided by operating activities - continuing operations	19,440	23,129
Net cash (used in) operating activities - discontinued operations	(3,006)	(2,510)
Net cash provided by operating activities	16,434	20,619
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(12,389)	(8,213)
Expenditures for acquisitions, net of cash acquired	(39,613)	-
Proceeds from sale of real estate and equipment	24	5,163
Other investing activities	(435)	(238)
Net cash (used in) investing activities from continuing operations	(52,413)	(3,288)
Net cash provided by investing activities from discontinued operations	-	14,710
Net cash provided by (used in) investing activities	(52,413)	11,422
Cash Flows from Financing Activities
Proceeds from borrowings	100,500	195,500
Payments of debt	(80,723)	(192,000)
Borrowings on short-term facilities (net)	327	(1,800)
Activity under share-based payment plans	206	247
Excess tax benefit from share-based payment activity	1,990	665
Cash dividends paid	(2,887)	(2,506)
Purchase of treasury stock	(8,275)	(4,429)
Other financing activities	-	(8,969)
Net cash provided by (used in) financing activities from continuing operations	11,138	(13,292)
Net cash provided by financing activities from discontinued operations	-	-
Net cash provided by (used in) financing activities	11,138	(13,292)

Effect of exchange rate changes on cash	301	(991)

Net changes in cash and cash equivalents	(24,540)	17,758
Cash and cash equivalents at beginning of year	54,749	14,407
Cash and cash equivalents at end of period	$30,209	$32,165

Standex International Corporation
Selected Segment Data

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Net Sales
Food Service Equipment	$86,606	$87,906	$291,747	$288,064
Engraving	23,820	24,028	70,839	68,849
Engineering Technologies	19,584	18,765	53,341	51,415
Electronics Products	27,785	11,973	80,516	34,851
Hydraulics Products	8,175	7,994	21,542	21,661
Total	$165,970	$150,666	$517,985	$464,840

Income from operations
Food Service Equipment	$5,287	$6,418	$28,329	$28,502
Engraving	3,365	4,712	12,393	13,000
Engineering Technologies	3,411	3,083	8,748	9,341
Electronics Products	4,780	2,226	11,969	6,159
Hydraulics Products	1,437	1,544	3,371	3,001
Restructuring	(1,075)	(229)	(2,295)	(1,452)
Building Gain	0	4,776	0	4,776
Corporate	(5,483)	(6,965)	(16,899)	(17,272)
Total	$11,722	$15,565	$45,616	$46,055

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended			Nine Months Ended
	March 31,			March 31,
	2013	2012	%Change	2013	2012	%Change
Adjusted income from operations and adjusted net income from continuing operations:
Income from operations, as reported	$11,722	$15,565	-24.7%	$45,616	$46,055	-1.0%
Adjustments:
Restructuring charges	1,075	229		2,295	1,452
Termination of Retiree Life Insurance	(2,278)	-		(2,278)	-
Legal Settlement	2,809	-		2,809	-
Acquisition-related costs	-	-		1,549	-
Gain on sale of real estate	-	(4,776)		-	(4,776)
Adjusted income from operations	$13,328	$11,018	21.0%	$49,991	$42,731	17.0%
Interest and other expenses	(852)	(639)		(1,948)	(1,254)
Provision for income taxes	(1,199)	(3,401)		(11,046)	(11,380)
Discrete tax items	(1,366)	(315)		(1,366)	(845)
Tax impact of above adjustments	(470)	1,396		(1,281)	974
Net income from continuing operations, as adjusted	$9,441	$8,059	17.1%	$34,350	$30,226	13.6%

EBITDA and Adjusted EBITDA:
Income from continuing operations before income taxes, as reported	$10,870	$14,926		$43,668	$44,801
Add back:
Interest expense	643	646		1,869	1,546
Depreciation and amortization	3,861	3,415		11,626	10,146
EBITDA	$15,374	$18,987	-19.0%	$57,163	$56,493	1.2%
Adjustments:
Restructuring charges	1,075	229		2,295	1,452
Termination of Retiree Life Insurance	(2,278)	-		(2,278)	-
Legal Settlement	2,809	-		2,809	-
Acquisition-related costs	-	-		1,549	-
Gain on sale of real estate	-	(4,776)		-	(4,776)
Adjusted EBITDA	$16,980	$14,440	17.6%	$61,538	$53,169	15.7%

Free operating cash flow:
Net cash provided by operating activities - continuing operations, as reported	$(5,216)	$14,117		$19,440	$23,129
Add back: Voluntary pension contribution	-	-		3,250	-
Less: Capital expenditures	(2,666)	(3,149)		(12,389)	(8,213)
Free operating cash flow	$(7,882)	$10,968		$10,301	$14,916
Net income from continuing operations	9,671	11,525		32,622	33,421
Conversion of free operating cash flow	NM	95.2%		31.6%	44.6%

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended			Nine Months Ended
Adjusted earnings per share from continuing operations	March 31,			March 31,
	2013	2012	%Change	2013	2012	%Change

Diluted earnings per share from continuing operations, as reported	$0.76	$0.90	-15.6%	$2.55	$2.62	-2.7%

Adjustments:
Restructuring charges	0.06	0.01		0.13	0.07
Termination of Retiree Life Insurance	(0.13)	-		(0.13)	-
Legal Settlement	0.16	-		0.16	-
Acquisition-related costs	-	-		0.08	-
Gain on sale of real estate	-	(0.26)		-	(0.26)
Discrete tax items	(0.11)	(0.02)		(0.11)	(0.07)
Diluted earnings per share from continuing operations, as adjusted	$0.74	$0.63	17.5%	$2.68	$2.36	13.6%

Endnotes

News Release